UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 2, 2011

Southwest Bancorp, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Oklahoma	001-34110	73-1136584
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

608 South Main Street, Stillwater, Oklahoma		74074
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	405-372-2230

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2011, Stillwater National Bank and Trust Company ("SNB"), principal banking subsidiary of Southwest Bancorp, Inc., Stillwater, Oklahoma, entered into a severance and release agreement (the "Agreement") with Jerry Lanier, a former SNB officer. SNB entered into the Agreement to avoid costs of defending against any possible legal action. Mr. Lanier ceded his position as Chief Lending Officer on April 28, 2011, but continued to serve as an SNB officer until his departure from SNB on September 30, 2011. The Agreement provided for a cash payment to Mr. Lanier of approximately $335,000 and transfer of title of an SNB-owned vehicle to him. The Agreement includes a release of SNB from all claims or demands that Mr. Lanier may have based on his employment or termination. Among other things, the Agreement also prohibits Mr. Lanier: to file a lawsuit asserting any claims that were released by the Agreement; to breach specific confidentiality obligations; to take any action that is adverse to SNB; or, for a period of eighteen months, to hire, or attempt or assist to hire, any employee who was employed by SNB at the time of his departure.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Southwest Bancorp, Inc.

March 12, 2012	By:	Rick Green

Name: Rick Green
Title: President and CEO